EXHIBIT 12
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                 PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
                     FOR FISCAL YEAR ENDED DECEMBER 31, 2002

                              COMPUTATION OF RATIOS

RETURN ON AVERAGE ASSETS               Net income/Average assets

RETURN ON AVERAGE STOCKHOLDERS'        Net income/Average stockholders' equity
EQUITY

NET INTEREST MARGIN                    Fully tax equivalent net interest income/
                                       Average earning assets

NON-INTEREST INCOME LEVERAGE RATIO     (Other Income less gains on securities
                                       transaction and asset disposals)/(Other
                                       expense less intangible amortization)

EFFICIENCY RATIO                       (Other expense less Intangible
                                       amortization)/(Fully tax equivalent net
                                       interest income plus non-interest
                                       income)

AVERAGE STOCKHOLDERS' EQUITY TO        Average stockholders' equity/Average
AVERAGE ASSETS                         assets

AVERAGE LOANS TO AVERAGE DEPOSITS      Average gross loans/Average deposits

RISK-BASED CAPITAL RATIO               Tier 1 Capital plus allowance for loan
                                       losses/Risk adjusted assets

DIVIDEND PAYOUT RATIO                  Dividends declared/Net income

BOOK VALUE PER SHARE                   Total stockholders' equity/Common shares
                                       outstanding at year-end

TANGIBLE BOOK VALUE PER SHARE          (Total stockholders' equity less
                                       goodwill and other intangible assets)/
                                       Common shares outstanding at quarter-end